EXHIBIT 99


For Immediate Release:  April 9, 1996
NASDAQ Ticker Symbol:     CDSI

         CDSI APPOINTS PETER A. BRACKEN CHIEF EXECUTIVE OFFICER
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Contact:    Donald E. Ziegler (301) 921-7017

ROCKVILLE, MARYLAND, APRIL 9, 1996---Clifford M. Kendall, Chairman of Computer Data Systems, Inc. (CDSI), announced that Peter A. Bracken, age 55, a senior executive of the Lockheed Martin Corporation will become CDSI's Chief Executive Officer on May 13, 1996.

"Pete Bracken's leadership and success in growing government business and commercial information services operations will be an invaluable asset to our Corporation. In addition, his experience in expanding business through acquisitions will help CDSI implement its plans for more rapid growth," said Kendall.

At Lockheed Martin Corporation, Bracken served as President, Information Sciences Group, an information technology organization with more than 8,000 employees and $1.5 billion in equivalent annual sales. During his Lockheed Martin career, he also served as President, Information Group; President, Electronics, Information, and Missiles Group; Vice President - Technical Operations, Information Systems Group; Vice President and General Manager, Federal Systems Integration Division; and Vice President and Program Manager for HUD's Integrated Information Processing Service (HIPPS) program.

Bracken joined Lockheed Martin in 1986 after serving as Director of Mission Operations and Data Systems, for NASA's Goddard Space Flight Center. During his 23-year career at NASA, he served in a number of increasingly responsible assignments involving information systems, communications systems, image processing, satellite data processing, and command and control applications.

Gordon S. (Stonie) Glenn, President and Chief Executive Officer of CDSI has resigned and indicated his interest in pursuing other opportunities. However, he will continue to serve as an advisor and consultant to the Company. Kendall further stated, "Stonie Glenn is a dedicated and effective professional. The growth and success of CDSI owes much to his many accomplishments. CDSI will miss him, and we wish him well in his continuing career."

Computer Data Systems, Inc. (CDSI) is a recognized leader in providing broad-based information technology solutions for government and commercial customers. As one of the foremost federal systems integrators and system developers in the United States, CDSI provides customers with innovative applications for enhancing their business processes -- enabling customers to realize cost efficiencies, provide better service, and introduce new capabilities. CDSI's services include systems integration, custom software development, data center management, proprietary applications software, CASE tools, and value-added processing.